UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 25, 2006

Date of Report (Date of earliest event reported)

HARTE-HANKS, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-7120	74-1677284
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Concord Plaza Drive

San Antonio, Texas 78216

(210) 829-9000

(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

At its January 25, 2006 meeting, the Compensation Committee of our Board of Directors determined the 2005 annual bonus amounts based on the Company’s 2005 results measured against the performance goals established by the Committee in early 2005. These amounts are $807,515.63, $221,490.00, $163,653.26, and $136,948.00 for Messrs. Hochhauser, Blythe, Gorman and Skidmore, respectively. Due to the fact that Mr. Gorman and Mr. Skidmore each elected to receive a portion of such bonus in the form of restricted stock, each was eligible to receive 125% of the value of such bonus portion in restricted stock. Accordingly, the Company issued to Mr. Gorman and Mr. Skidmore 2,378 and 1,990 shares of restricted common stock, respectively. These shares will vest on January 25, 2009. The terms and conditions of the restricted stock issued in connection with this bonus election to all executive officers, including Mr. Gorman and Mr. Skidmore, are set forth in the form of Bonus Stock Agreement, filed as Exhibit 10.1 to this Form 8K.

The Committee also established new salary levels and made stock and option grants as follows:

Name	Annual Salary	Restricted Stock Grant	Performance Units	Option (Shares)
Richard Hochhauser	$820,000	10,700	10,700	75,000
Dean Blythe	$355,000	3,200	3,200	22,500
Pete Gorman	$394,000	3,550	3,550	25,000
Gary Skidmore	$340,000	2,125	2,125	15,000

The restricted stock grant vests on January 25, 2009. The restricted stock was granted to certain employees, including the executive officers named above, pursuant to the terms and conditions of the Restricted Stock Award Agreement, filed as Exhibit 10.2 to this Form 8K.

The performance units (each unit is equivalent to one share of our stock) vest on the third anniversary of the date of grant but are also subject to achievement of a performance target that is based on our 3-year compounded annual earning per share growth rate. At attainment of the maximum performance target each unit will be settled for 1.25 shares. The performance units were granted to certain employees, including the executive officers named above, pursuant to the terms and conditions of the Performance Unit Award Agreement filed as Exhibit 10.3 to this Form 8K.

The option price is $25.80, which is the closing price of the common stock on January 25, 2006, the options have a 10-year term and the option becomes exercisable 25% on each of the second, third, fourth and fifth anniversaries of the date of grant. Messrs Hochhauser, Blythe and Skidmore, as well as certain other employees and executive officers, will enter into a non-compete agreement in connection with this option grant. The form of non-compete is filed as Exhibit 10.4 to this Form 8-K.

In addition, the Committee established 2006, performance targets under the 2006 annual bonus plan. For Mr. Hochhauser and Mr. Blythe their target is based on the Company’s earnings per share and operating income and Shoppers and Direct Marking revenue and operating revenue.

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Mr. Gorman’s target is based on the Company’s earnings per share and operating income and Shopper revenue and operating income. Mr. Skidmore’s target, as well as other senior vice presidents of Direct Marketing, is based on the Company’s earnings per share and operating income and Direct Marketing revenue and operating income. The maximum payment for Messrs. Hochhauser, Blythe, Gorman and Skidmore is 125%, 85%, 100%, and 85% of salary, respectively. The other senior vice presidents of Direct Marketing have the same maximum potential as Mr. Skidmore.

On January 26, 2006, the Board approved certain changes to the compensation arrangements for the following Directors: Ms. Odom and Messrs. Gayden, Farley, Copeland and C. Harte. The annual cash retainer, Board meeting fees, committee fees and telephonic fees will remain at $50,000, $2,000 per meeting, $1,000 per meeting and $750 per meeting, respectively. The fee for the committee chairman will be raised to $10,000 for Audit Committee Chairman, $5,000 for Compensation Committee Chairman and $2,000 for Nominating and Corporate Governance Committee Chairman. In addition, for 2006 the Board approved that each such director would receive restricted stock in an amount equal to the value of the annual retainer. Accordingly restricted stock in the amount of 1,937 shares was issued to each such director.

Item 7.01 Regulation FD Disclosure.

The information contained in this Current Report (including Exhibit 99.1) is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that Section. Furthermore, such information shall not be deemed an admission as to the materiality of any information required to be disclosed solely to satisfy the requirements of Regulation FD.

On January 26, 2006 Harte-Hanks announced in a press release that its board of directors has declared a quarterly dividend of 6.0 cents per share payable March 15, 2006 to shareholders of record on March 1, 2006. In that press release the Company also announced the date of it fourth quarter conference call.

Item 9.01 Final Statements and Exhibits

(c)	Exhibits

10.1	Form of Bonus Stock Agreement

10.2	Form of Restricted Stock Award Agreement

10.3	Form of Performance Unit Award Agreement

10.4	Form of Non-Compete Agreement

99.1	Press Release dated January 26, 2006

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Harte-Hanks, Inc.

Dated: January 31, 2006

By:	/s/ Sloane Levy
Vice President, General Counsel and Secretary

Exhibit No.	Description

10.1	Form of Bonus Stock Agreement

10.2	Form of Restricted Stock Award Agreement

10.3	Form of Performance Unit Award Agreement

10.4	Form of Non-Compete Agreement

99.1	Press Release dated January 26, 2006

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